Exhibit 3.1
Delaware PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "ML MAN BAYSWATER FUTURESACCESS LLC", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF APRIL, A.D. 2007, AT 1:24 O'CLOCK P.M.

State of Delaware Secretary of State Division of Corporations Delivered 01:28 PM 04/16/2007 FILED 01:24 PM 04/16/2007 SRV 070437222 - 4334939 FILE

CERTIFICATE OF FORMATION

OF

ML MAN BAYSWATER FUTURESACCESS LLC

This Certificate of Formation of ML Man Bayswater FuturesAccess LLC (the "LLC"), dated as of April 16, 2007, is being duly executed and filed by Stephen M. M. Miller, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 DeI.C.§ 18-101, etseq.).

FIRST,    The name of the limited liability company formed hereby is ML Man Bayswater FuturesAccess LLC.

SECOND.   The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD.    The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.